Exhibit 10.2

September ____, 2018

Re: Performance Unit Award Agreement Amendment

Dear [NAME],

As you know, Engility Holdings, Inc. (the “Company”) recently entered into an Agreement and Plan of Merger with Science Applications International Corporation, a Delaware corporation (“SAIC”), and Raptors Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of SAIC (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”). In connection therewith, the Compensation Committee of the Board of Directors of Engility Holdings, Inc. (the “Committee”), as the Plan administrator, has approved an amendment to your Performance Unit Award granted on February 8, 2018 pursuant to the Performance Unit Award Agreement (the “Award Agreement”) under the Second Amended and Restated 2012 Long Term Performance Plan (the “Plan”). The change to your Award Agreement is as follows:

1.

Section 6(a) of the Award Agreement is hereby amended such that the portion of the Performance Period that must elapse prior to a transaction in order to use actual performance to determine the number of Performance Units eligible to vest, shall be changed from one-half of the Performance Period to twelve (12) months of the Performance Period. Section 6(a) is hereby deleted in its entirety and replaced with the following:

(a)In the event the Successor assumes the Award granted hereby, (i) any in process Performance Periods shall end upon the date immediately preceding the Change in Control, (ii) the number of Performance Units that shall be eligible to vest shall be (A) the Target Award, if less than twelve (12) months of the Performance Period has elapsed prior to the effective date of the Change in Control, or (B) the actual number of Performance Units that would have vested if the date of the Change in Control were the end of the Performance Period and the actual performance as of that date had been the actual performance for the entire Performance Period (or December 31, 2018 if the Committee deems appropriate), if twelve (12) months or more of the Performance Period has elapsed prior to the effective date of the Change in Control, (iii) the Restricted Period will end on the third anniversary of the Grant Date, and (iv) notwithstanding Section 7 below, in the event the Participant's employment with the Successor is terminated without Cause by the Successor, or for Good Reason by the Participant, prior to the expiration of the Restricted Period, the number of Performance Units otherwise eligible to vest pursuant to this paragraph shall immediately vest (and the Restricted Period with respect thereto shall immediately terminate) and be settled in accordance with Section 4 upon the Participant's termination of employment.

For purposes of evaluating performance for any shortened Performance Period, appropriate adjustments to the performance targets, performance periods and the determination of actual performance shall be made by the Committee to carry out the intent of this paragraph 6.”

Any capitalized terms that are not defined herein shall have the same meanings set forth in the Plan or the Award Agreement. All references in the Award Agreement to “this Award Agreement” and any other references of similar import shall hereinafter refer to the Award Agreement as amended by this letter agreement and except as expressly modified as described in this letter agreement, the Award Agreement shall remain in full force and effect. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

Pursuant to Section 16 of the Award Agreement, the Award Agreement may be amended by a written instrument executed by the parties thereto. Please sign and return this amendment to [____] no later than [____]. This amendment shall have no force or effect if the Merger is abandoned and the Merger Agreement is terminated in accordance with its terms. Thank you.

Sincerely,

By:

Title:

AGREED AND ACCEPTED:

[Name]

Date: